EXHIBIT 99.1

Forterra Announces Second Quarter 2018 Results

Second Quarter Highlights

•	Higher Income from operations, EBITDA and Adjusted EBITDA[1] in the Drainage segment due to higher selling prices and mitigation of inflationary cost pressures

•	Lower Corporate costs as a result of reduced consulting spend and continued cost savings initiatives

•	Net income of $7.0 million and Adjusted EBITDA of $57.6 million

Irving, TX - GLOBE NEWSWIRE - August 8, 2018 - Forterra, Inc. (“Forterra” or “the Company”) (NASDAQ: FRTA), a leading manufacturer of water and drainage infrastructure pipe and products in the United States and Eastern Canada, today announced results for the quarter ended June 30, 2018.
CEO Commentary
Forterra CEO Jeff Bradley commented, “I am pleased with the progress we made in the Drainage segment in the first half of 2018. We successfully raised our selling prices, and our procurement initiative enabled us to keep our year over year cost increases below market levels. With strong end-market demand fundamentals and a solid backlog, we expect to continue to deliver year over year improvement in our margins in Drainage."

Bradley continued, “Our Water segment has proven to be more challenging than we previously expected in the face of continued higher average scrap costs on both a sequential quarter and year over year basis that have not yet been offset by higher average selling prices. In response, we are taking price and cost actions to better capitalize on strong market demand. Our pricing initiatives are gaining momentum and we are seeing the benefit in our bookings and in our backlog. We are implementing an initiative focused

1 A reconciliation of non-GAAP financial measures, including EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin, to comparable GAAP financial measures is provided in the Reconciliation of Non-GAAP Measures section of this press release.

EXHIBIT 99.1

on improving margins through a number of commercial and operational enhancements, including our recently announced senior leadership organizational realignment. Market demand for ductile iron pipe in the first half of 2018 was well above levels seen in 2017, and the outlook for the next twelve months appears strong, as supported by our backlog and discussions with our customers. We are committed to increasing our margins in Water, and I believe that we are taking the right steps.”

Second Quarter 2018 Consolidated Results
Second quarter 2018 net sales of $416.1 million decreased from $436.7 million in the prior year quarter. The decline is due to the impact of previously disclosed asset sales and divestitures. Net sales excluding the impact of asset sales and divestitures of $46.8 million grew by approximately 7%. Net income for the quarter was $7.0 million, or net income of $0.11 per share, compared to a net loss of $11.2 million, or a loss of $0.18 per share, in the prior year quarter. Adjusted EBITDA for the second quarter was $57.6 million, compared to $46.5 million in the prior year quarter. The increase in net income and Adjusted EBITDA is due to the benefit of improved results in Drainage and lower costs at Corporate, partially offset by lower results in Water.

Drainage Pipe & Products (“Drainage”) - Second Quarter 2018 Results
Drainage net sales increased to $222.9 million, compared to $221.5 million in the prior year quarter. Net sales excluding the impact of asset sales of $12.6 million grew by approximately 7% due to higher shipments and higher average selling prices for pipe and precast products as well as growth in sales in both structural products and Bio Clean stormwater management systems. The organic sales growth in pipe and precast reflects the benefit of higher average selling prices and strong demand across the Forterra footprint.

Drainage gross profit and gross profit margin were $49.8 million and 22.4%, respectively, compared to $43.1 million and 19.5%, respectively, in the prior year quarter. The higher gross profit and gross profit margin reflects the benefit of higher average selling prices and the mitigation of labor, freight and raw materials cost inflation resulting from the 2017 procurement and operating expense initiatives. Drainage

EXHIBIT 99.1

EBITDA and Adjusted EBITDA were $48.4 million and $46.4 million, respectively, compared to $40.1 million and $40.5 million, respectively, in the prior year quarter due to higher gross profit.

Water Pipe & Products (“Water”) - Second Quarter 2018 Results
Water net sales decreased to $193.2 million, compared to $215.2 million in the prior year quarter. Excluding the impact of the divestiture of the U.S. concrete and steel pressure pipe business of $34.2 million, net sales increased by 7%, due primarily to higher shipments. The increase in shipments is due primarily to strong demand fundamentals.

Water gross profit and gross profit margin in the second quarter were $25.6 million and 13.3%, respectively, compared to $33.3 million and 15.5%, respectively, in the prior year quarter. Second quarter 2018 Water EBITDA and Adjusted EBITDA of $24.2 million and $24.3 million, respectively, compared to $17.9 million and $29.6 million, respectively, in the prior year quarter. The decline in gross profit, gross profit margin and Adjusted EBITDA was due primarily to higher scrap costs, in addition to higher labor and freight costs, that were not fully offset by higher average selling prices.

Corporate and Other (“Corporate”) - Second Quarter 2018 Results
Corporate EBITDA and Adjusted EBITDA losses of $14.6 million and $13.0 million, respectively, in the second quarter of 2018 compared to EBITDA and Adjusted EBITDA losses of $27.2 million and $23.6 million, respectively, in the prior year quarter. The year over year improvement is due primarily to lower external consulting fees and the continued benefit of cost savings initiatives.

Balance Sheet and Liquidity
On June 30, 2018, the Company had cash of $30.2 million, outstanding debt on its senior term loan of $1.2 billion and no outstanding balance on the Company's $300.0 million asset based revolving credit facility. The decline in cash, compared to the first quarter of 2018, was consistent with expectations relative to the full-year 2018 key cash out-flow items guidance range previously provided by the Company.

EXHIBIT 99.1

Organizational Realignment of Water Pipe & Products
In July 2018, Forterra announced an organizational realignment of its senior leadership team in its Water segment to accelerate the execution of the Company's commercial and operational initiatives focused on driving higher margins.

Amendment and Restatement of Existing Sale-Leaseback Arrangement
As previously announced in June 2018, Forterra amended and restated its existing sale-leaseback arrangement (the "SLB"). The transaction removed 24 U.S. Drainage facilities and U.S. and Canadian concrete pressure pipe facilities from the SLB in exchange for Forterra's contribution of two ductile iron pipe facilities in Bessemer, Alabama to the SLB.

Certain modifications to the SLB, including an increase in the lease term, resulted in a change in accounting treatment for a portion of the SLB from an operating lease to a finance lease effective with the completion of the transaction in early June 2018. Capital lease obligations increased to $150.2 million at June 30, 2018, compared to $4.7 million as of March 31, 2018, as a result of the change in accounting treatment for a portion of the SLB.

In the June 2018 press release announcing the SLB amendment, Forterra estimated an annual reduction in SLB operating expenses of approximately $19 million, as compared to actual SLB operating expenses incurred in 2017. After further review, the annual reduction is expected to be approximately $17 million. SLB operating expenses in the second quarter were $1.4 million lower than the same quarter last year including $1.1 million in the Drainage segment and $0.3 million in the Water segment.

Financial Outlook
For the third quarter of 2018, the Company expects that net income will range from $5 million to $11 million and Adjusted EBITDA will range from $60 million to $68 million. The third quarter guidance range incorporates the following key assumptions:

EXHIBIT 99.1

•
Continued gradual year over year improvement in Drainage, including expected net sales growth on the benefit of higher shipments and higher average selling prices mitigating the impact of continued cost inflation

•
Lower expected EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin in Water, as compared to the same quarter last year, due primarily to higher scrap costs, as well as higher labor and freight costs, not yet fully offset by higher average selling prices

•
Corporate costs of $15 to $16 million, consistent with previously provided expectations. As compared to the average quarterly Corporate costs of approximately $14 million in the first half of 2018, the Q3 2018 Corporate cost reflects the timing of certain cost accruals and the completion of a transition service agreement that provided an income offset to Corporate expenses in the first half of 2018.

Drainage - Key Financial Statistics:

($ in millions)

	Q2 2018	Q2 2017

Net Sales	$222.9	$221.5
Gross Profit	49.8	43.1
EBITDA	48.4	40.1
Adjusted EBITDA	46.4	40.5
Gross Profit Margin	22.4%	19.5%
Adjusted EBITDA Margin	20.8%	18.3%

Water - Key Financial Statistics:

($ in millions)

	Q2 2018	Q2 2017

Net Sales	$193.2	$215.2
Gross Profit	25.6	33.3
EBITDA	24.2	17.9
Adjusted EBITDA	24.3	29.6
Gross Profit Margin	13.3%	15.5%
Adjusted EBITDA Margin	12.6%	13.8%

EXHIBIT 99.1

Conference Call and Webcast Information
Forterra will host a conference call to review second quarter 2018 results on August 8, 2018 at 8:30 a.m. Eastern Time (7:30 a.m. Central Time). The dial-in number for the call is 574-990-1396 or toll free 844-498-0572. The participant passcode is 5582649. Please dial in at least five minutes prior to the call to register. The call may also be accessed via a webcast which is available on the Investors section of the Company’s website at http://forterrabp.com. A replay of the conference call and archive of the webcast will be available for 30 days under the Investor section of the Company's website.

About Forterra
Forterra is a leading manufacturer of water and drainage pipe and products in the U.S. and Eastern Canada for a variety of water-related infrastructure applications, including water transmission, distribution, drainage and stormwater systems. Based in Irving, Texas, Forterra’s product breadth and significant scale help make it a one-stop shop for water related pipe and products, and a preferred supplier to a wide variety of customers, including contractors, distributors and municipalities. For more information on Forterra, visit http://forterrabp.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management's reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company's control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for additional information regarding the risks and uncertainties that may cause actual results to differ

EXHIBIT 99.1

materially from those expressed in any forward-looking statement.

EXHIBIT 99.1

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net sales	$416,087	$436,685	$706,047	$774,987
Cost of goods sold	340,774	361,089	596,369	660,424
Gross profit	75,313	75,596	109,678	114,563
Selling, general & administrative expenses	(51,263)	(67,297)	(103,125)	(132,598)
Impairment and exit charges	(276)	(11,376)	(1,721)	(11,811)
Earnings from equity method investee	3,672	3,342	5,521	6,513
Other operating income, net	4,536	2,010	5,326	3,243
	(43,331)	(73,321)	(93,999)	(134,653)
Income (loss) from operations	31,982	2,275	15,679	(20,090)

Other income (expense)
Interest expense	(17,745)	(17,078)	(31,053)	(30,620)
Other income, net	—	—	6,016	—
Income (loss) before income taxes	14,237	(14,803)	(9,358)	(50,710)
Income tax benefit (expense)	(7,243)	3,630	(3,558)	16,994
Net income (loss)	$6,994	$(11,173)	$(12,916)	$(33,716)

Basic and Diluted earnings (loss) per share:
Net income (loss)	$0.11	$(0.18)	$(0.20)	$(0.53)

Weighted average common shares outstanding:
Basic	63,893	63,793	63,865	63,791
Diluted	64,209	63,793	63,865	63,791

EXHIBIT 99.1

Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	June 30, 2018	December 31, 2017
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$30,182	$104,534
Receivables, net	267,266	192,654
Inventories	275,850	236,655
Prepaid expenses	7,268	5,381
Other current assets	6,335	27,059
Current assets held for sale	—	12,242
Total current assets	586,901	578,525
Non-current assets
Property, plant and equipment, net	489,527	412,572
Goodwill	506,750	496,141
Intangible assets, net	208,211	225,304
Investment in equity method investee	54,966	54,445
Other long-term assets	17,927	18,866
Non-current assets held for sale	—	25,385
Total assets	$1,864,282	$1,811,238

LIABILITIES AND EQUITY
Current liabilities
Trade payables	$148,843	$108,560
Accrued liabilities	66,415	72,782
Deferred revenue	10,263	9,029
Current portion of long-term debt	12,510	12,510
Current portion of tax receivable agreement	34,601	34,601
Current liabilities held for sale	—	4,615
Total current liabilities	272,632	242,097
Non-current liabilities
Long term debt	1,178,665	1,181,277
Long-term capital leases	134,042	4,155
Deferred tax liabilities	45,075	67,481
Deferred gain on sale-leaseback	9,497	75,743
Other long-term liabilities	20,946	25,032
Long-term tax receivable agreement	82,962	82,962
Total liabilities	1,743,819	1,678,747
Equity
Common stock, $0.001 par value, 190,000 shares authorized; 64,228 and 64,231 shares issued and outstanding	18	18
Additional paid-in-capital	233,065	230,023
Accumulated other comprehensive loss	(8,084)	(5,098)
Retained deficit	(104,536)	(92,452)
Total shareholders' equity	120,463	132,491
Total liabilities and shareholders' equity	$1,864,282	$1,811,238

EXHIBIT 99.1

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six months ended
	June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES	(unaudited)
Net loss	$(12,916)	$(33,716)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation & amortization expense	53,449	58,305
Gain on business divestiture	(6,016)	—
(Gain) / loss on disposal of property, plant and equipment	(2,571)	1,194
Amortization of debt discount and issuance costs	4,050	3,994
Stock-based compensation expense	3,138	1,395
Impairment charges	—	10,551
Earnings from equity method investee	(5,521)	(6,513)
Distributions from equity method investee	5,000	5,250
Unrealized gain on derivative instruments, net	(4,220)	(1,326)
Unrealized foreign currency gains, net	(195)	(934)
Provision (recoveries) for doubtful accounts	(316)	1,398
Deferred taxes	(22,722)	(12,112)
Deferred rent	979	1,122
Other non-cash items	471	110
Change in assets and liabilities:
Receivables, net	(72,062)	(70,062)
Inventories	(35,625)	(49,458)
Other current assets	18,861	(8,190)
Accounts payable and accrued liabilities	25,464	(21,031)
Other assets & liabilities	4,094	(6,021)
NET CASH USED IN OPERATING ACTIVITIES	(46,658)	(126,044)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(17,629)	(30,024)
Proceeds from sale of fixed assets	4,874	—
Settlement of net investment hedges	(4,990)	—
Assets and liabilities acquired, business combinations, net	(2,914)	(35,380)
NET CASH USED IN INVESTING ACTIVITIES	(20,659)	(65,404)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of debt issuance costs	—	(2,498)
Payments on term loans	(6,255)	(5,753)
Proceeds from term loans, net	—	200,000
Proceeds from revolver	—	194,000
Payments on revolver	—	(213,000)
Other financing activities	(265)	(110)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(6,520)	172,639
Effect of exchange rate changes on cash	(515)	809
Net change in cash and cash equivalents	(74,352)	(18,000)
Cash and cash equivalents, beginning of period	104,534	40,024
Cash and cash equivalents, end of period	$30,182	$22,024

SUPPLEMENTAL DISCLOSURES:
Cash interest paid	30,613	26,465
Income taxes paid	4,608	25,882
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING DISCLOSURES:
Assets and liabilities acquired in non-cash exchange	18,140	—
Fair value changes of derivatives recorded in OCI, net of tax	970	(1,908)
Capital lease obligation	148,962

EXHIBIT 99.1

Additional Statistics (unaudited)

Reconciliation of Non-GAAP Measures

In addition to our results calculated under generally accepted accounting principles in the United States ("GAAP"), in this earnings release we also present adjusted EBITDA and adjusted EBITDA margin. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures and have been presented in this earnings release as supplemental measures of financial performance that are not required by, or presented in accordance with GAAP. We calculate Adjusted EBITDA as net (loss), interest expense, depreciation and amortization, income tax benefit and before (gains)/losses on the sale of property, plant and equipment, impairment and exit charges and certain other non-recurring income and expenses, such as transaction costs, inventory step-up impacting margin and non-cash compensation expense. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Adjusted EBITDA and adjusted EBITDA margin are presented in this earnings release because they are important metrics used by management as one of the means by which it assesses our financial performance. Adjusted EBITDA and adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use Adjusted EBITDA and adjusted EBITDA margin as supplements to GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to allocate resources and to compare our performance relative to our peers. Adjusted EBITDA and adjusted EBITDA margin are also important measures for assessing our operating results and evaluating each operating segment’s performance on a consistent basis, by excluding the impacts of depreciation, amortization, income tax expense, interest expense and other items not indicative of ongoing operating performance. Additionally, these measures, when used in conjunction with related GAAP financial measures, provide investors with additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations.

Adjusted EBITDA and adjusted EBITDA margin have certain limitations. Adjusted EBITDA should not be considered as an alternative to consolidated net income (loss), and in the case of our segment results, Adjusted EBITDA should not be considered an alternative to EBITDA, which the chief operating decision maker reviews for purposes of evaluating segment profit, or in the case of any of the non-GAAP measures, as a substitute for any other measure of financial performance calculated in accordance with GAAP. Similarly, adjusted EBITDA margin should not be considered as an alternative to gross margin or any other margin calculated in accordance with GAAP. These measures also should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items for which these non-GAAP

EXHIBIT 99.1

measures make adjustments. Additionally, adjusted EBITDA and adjusted EBITDA margin are not intended to be liquidity measures because of certain limitations such as: (i) they do not reflect our cash outlays for capital expenditures or future contractual commitments; (ii) they do not reflect changes in, or cash requirements for, working capital; (iii) they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness; (iv) they do not reflect income tax expense or the cash necessary to pay income taxes; and (v) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these non-GAAP measures do not reflect cash requirements for such replacements.

Other companies, including other companies in our industry, may not use such measures or may calculate one or more of the measures differently than as presented in this earnings release, limiting their usefulness as a comparative measure. In evaluating adjusted EBITDA and adjusted EBITDA margin, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments made in the calculations below and the presentation of adjusted EBITDA and adjusted EBITDA margin should not be construed to mean that our future results will be unaffected by such adjustments. Management compensates for these limitations by using adjusted EBITDA and adjusted EBITDA margin as supplemental financial metrics and in conjunction with results prepared in accordance with GAAP.

EXHIBIT 99.1

Reconciliation of net (loss) to Adjusted EBITDA
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net income (loss)	$6,994	$(11,173)	$(12,916)	$(33,716)
Interest expense	17,745	17,078	31,053	30,620
Depreciation and amortization	26,036	28,501	53,448	58,305
Income tax (benefit) expense	7,243	(3,630)	3,558	(16,994)
EBITDA[1]	58,018	30,776	75,143	38,215
(Gain) loss on sale of property, plant & equipment, net[2]	(2,624)	420	(2,571)	1,194
Impairment and exit charges[3]	276	11,376	1,721	11,811
Transaction costs[4]	407	2,679	1,568	4,738
Inventory step-up impacting margin[5]	291	338	464	1,757
Non-cash compensation[6]	1,984	887	3,138	1,244
Other (gains) losses[7]	(712)	—	(6,688)	(538)
Adjusted EBITDA	$57,640	$46,476	$72,775	$58,421
Adjusted EBITDA margin	13.9%	10.6%	10.3%	7.5%
Gross profit	75,313	75,596	109,678	114,563
Gross profit margin	18.1%	17.3%	15.5%	14.8%

[1]	For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

[2]	(Gain) loss on sale of property, plant and equipment, primarily related to the disposition of manufacturing equipment.

[3]	Impairment or abandonment of long-lived assets and other exit charges.

[4]	Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.

[5]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[6]	Non-cash equity compensation expense.

[7]	Other (gains) or losses, including the non-cash gain on a divestiture transaction completed in January 2018 and gains on insurance proceeds related to the destruction of property.

EXHIBIT 99.1

Reconciliation of segment EBITDA to segment Adjusted EBITDA
(in thousands)

Three months ended June 30, 2018	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$48,411	$24,196	$(14,589)	$58,018

(Gain) loss on sale of property, plant & equipment, net[2]	(3,080)	456	—	(2,624)
Impairment and exit charges[3]	1	275	—	276
Transaction costs[4]	—	—	407	407
Inventory step-up impacting margin[5]	291	—	—	291
Non-cash compensation[6]	635	199	1,150	1,984
Other (gains) losses[7]	134	(869)	23	(712)
Adjusted EBITDA	$46,392	$24,257	$(13,009)	$57,640

Net sales	$222,881	$193,205	$1	$416,087
Gross Profit	$49,851	$25,585	$(123)	$75,313

Three months ended June 30, 2017	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$40,079	$17,913	$(27,216)	$30,776

(Gain) loss on sale of property, plant & equipment, net[2]	77	293	50	420
Impairment and exit charges[3]	(14)	11,390	—	11,376
Transaction costs[4]	—	—	2,679	2,679
Inventory step-up impacting margin[5]	338	—	—	338
Non-cash compensation[6]	28	18	841	887
Adjusted EBITDA	$40,508	$29,614	$(23,646)	$46,476

Net sales	$221,521	$215,163	$1	$436,685
Gross Profit	$43,121	$33,252	$(777)	$75,596

Six months ended June 30, 2018	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$69,570	$31,105	$(25,532)	$75,143

(Gain) loss on sale of property, plant & equipment, net[2]	(3,405)	834	—	(2,571)
Impairment and exit charges[3]	1,162	567	(8)	1,721
Transaction costs[4]	—	—	1,568	1,568
Inventory step-up impacting margin[5]	464	—	—	464
Non-cash compensation[6]	875	363	1,900	3,138
Other (gains) losses[7]	118	(869)	(5,937)	(6,688)
Adjusted EBITDA	$68,784	$32,000	$(28,009)	$72,775

Net sales	$378,526	$327,518	$3	$706,047
Gross Profit	$76,267	$33,668	$(257)	$109,678

EXHIBIT 99.1

Six months ended June 30, 2017	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$51,490	$35,025	$(48,300)	$38,215

(Gain) loss on sale of property, plant & equipment, net[2]	71	1,073	50	1,194
Impairment and exit charges[3]	(14)	11,825	—	11,811
Transaction costs[4]	—	—	4,738	4,738
Inventory step-up impacting margin[5]	1,757	—	—	1,757
Non-cash compensation[6]	49	37	1,158	1,244
Other (gains) losses[7]	—	(538)	—	(538)
Adjusted EBITDA	$53,353	$47,422	$(42,354)	$58,421

Net sales	$381,969	$393,012	$6	$774,987
Gross Profit	$60,498	$55,407	$(1,342)	$114,563

[1]	For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

[2]	(Gain) loss on sale of property, plant and equipment, primarily related to the disposition of manufacturing equipment.

[3]	Impairment or abandonment of long-lived assets and other exit charges.

[4]	Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.

[5]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[6]	Non-cash equity compensation expense.

[7]	Other (gains) or losses, including the non-cash gain on a divestiture transaction completed in January 2018 and gains on insurance proceeds related to the destruction of property.

Reconciliation of Net Income to Adjusted EBITDA Guidance for Q3 2018
(in millions)

	Q3 2018 Guidance
	Low	High
Net income	$5	$11
Interest expense	21	21
Income tax expense	5	7
Depreciation and amortization	29	29
Adjusted EBITDA	$60	$68

Source: Forterra, Inc.

Company Contact Information:
David J. Lawrence
Vice President of Treasury and Investor Relations
469-299-9113
IR@forterrabp.com